UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 22, 2007
TRIPLE-S MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico (State or Other Jurisdiction of Incorporation)	000-49762 (Commission File Number)	66-0555678 (IRS Employer Identification No.)
Registrant’s telephone number, including area code: 787-749-4949
1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On December 22, 2007, Quality Care Solutions, Inc. (“QCSI”), a wholly-owned subsidiary of The TriZetto Group, Inc., granted Triple-S, Inc. (the “Corporation”), a wholly-owned subsidiary of Triple-S Management Corporation, a limited, non-exclusive, non-assignable, perpetual license for the use of its managed care computer application software (the “Software”). The Corporation obtained the license, including maintenance services for at least ten (10) years, for an estimated aggregate amount of $6 million. Either party may terminate the license by providing written notice upon the occurrence of a material default or upon the occurrence of certain insolvency events.
     In order to incorporate the Software into the Corporation’s managed care business, on December 22, 2007, the Corporation also entered into an Implementation Project Master Service Agreement with QCSI Puerto Rico, Inc. (“QCSI PR”), a subsidiary of QCSI. Pursuant to the agreement, QCSI PR will assess and implement the Software into the Corporation’s managed care business. QCSI PR will also perform certain consulting services in connection with the implementation of the Software.
     Concurrently with the execution of the agreement, the Corporation entered into an initial work order pursuant to the terms of the agreement. Under the terms of the initial work order, the implementation of the Software is expected to be completed in approximately thirty six (36) months at an estimated aggregate service fee of $30 million. The service fee is payable on a quarterly basis. Once the initial work order has been completed, the hourly rates set forth in the agreement will be subject to an annual escalation equal to the year-over-year increase in the U.S. Consumer Price Index (CPI — All Urban Consumer Component, U.S. All Items), during the immediately preceding twelve (12) months. In addition, the agreement provides for QSCI PR-sponsored training services at predetermined discount rates.
     The agreement will remain in effect for a term of one (1) year, subject to automatic one (1) year renewal terms, unless either party provides written notice to the other party, at least thirty (30) days prior to the end of the then current term, that the agreement will not be renewed. The agreement, however, will remain in effect with respect to any outstanding work orders, so long as such work orders remain in effect in accordance with their terms. In addition, either party may terminate the agreement by providing written notice upon the occurrence of a material default or upon the occurrence of certain insolvency events.
     The initial work order will terminate upon the completion, in all material respects, of the professional services contemplated therein, unless extended by a mutually agreed written amendment. In addition, either party may terminate the initial work order prior to its expiration date by thirty (30) day’s prior written notice. Upon termination, the Corporation will pay any fees or costs accrued under the initial work order upon receipt of an invoice from QCSI PR.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION
Date: December 31, 2007	By:	/s/ Ramón M. Ruiz-Comas
	Name:	Ramón M. Ruiz-Comas
	Title:	President & Chief Executive Officer

3